Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) filed with the Securities and Exchange Commission on September 18, 2012 and related Prospectus and Prospectus Supplement with respect to the Senior Notes of Argo Group US, Inc. and related Guarantee thereof by Argo Group International Holdings, Ltd. (the Company) and to the incorporation by reference therein of our reports dated February 29, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for costs associated with issuing or renewing insurance contracts, the effects of the adoption of the accounting standard related to the presentation of comprehensive income and additional condensed consolidating financial information, as to which the date is September 18, 2012, with respect to the consolidated financial statements and schedules of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission, as updated by the Current Report on Form 8-K dated September 18, 2012.

/s/ Ernst & Young LLP

San Antonio, Texas

September 18, 2012